Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE FIFTH AMENDED AND RESTATED ANSYS, INC.

1996 STOCK OPTION AND GRANT PLAN

Name of Grantee:	Ajei S. Gopal
Number of Restricted Stock Units Granted:
Grant Date:	, 2016

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”) as amended through the date hereof, ANSYS, Inc. (the “Company”) hereby grants the number of Restricted Stock Units listed above (the “Award”) to the Grantee named above. Each “Restricted Stock Unit” shall relate to one share of Common Stock, par value $.01 per share (the “Stock”), of the Company, subject to the restrictions and conditions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and in the Plan. Reference is made to the Employment Agreement entered into between the Company and the Grantee on August         , 2016 (the “Employment Agreement”). Capitalized terms used herein and defined in the Employment Agreement shall be defined and interpreted under the Employment Agreement.

1. Restrictions on Transfer of Award. The Award shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, until shares of Stock have been issued pursuant to Section 3 hereof.

2. Vesting of Restricted Stock Units.

(a) The Restricted Stock Units shall become vested pursuant to the following schedule (each, a “Vesting Date”), so long as the Grantee continues to be employed by the Company on each such date;

Incremental Number of Restricted Stock Units Vested	Vesting Date
(33.3%)	, 2017
(33.3%)	, 2018
(33.4%)	, 2019

(b) In the event that the Grantee’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or the Grantee terminates his employment for Good Reason (as defined in the Employment Agreement), in either case, other than during the CIC Protection Period (as defined in the Employment Agreement), then subject to the effectiveness of the Release (as defined and described in the Employment Agreement), this Award shall be deemed vested as if the Grantee had been employed by the Company for an additional two years after the Date of Termination (as defined in the Employment Agreement).

(c) Notwithstanding anything herein to the contrary, in the event that this Award is assumed in the sole discretion of the parties to a Change in Control (as defined in the Employment Agreement) or is continued by the Company and thereafter remains in effect following such Change in Control, then, subject to the effectiveness of the Release (as described in the Employment Agreement), this Award shall be deemed vested in full upon the date on which the Grantee’s employment with the Company and its subsidiaries or successor entities terminates (or the date of the Change in Control, if later) if (i) such termination occurs during the CIC Protection Period and (ii) such termination is either by the Company without Cause (as defined in the Employment Agreement) or by the Grantee for Good Reason (as defined in the Employment Agreement).

3. Issuance of Shares of Stock; Mandatory Holding Period.

(a) Subject to the terms of the Plan and this Agreement, each Restricted Stock Unit entitles the Grantee to receive one share of Stock as soon as reasonably practicable following the Vesting Date.

(b) As soon as reasonably practicable following each Vesting Date, but in no event later than 60 days after the end of the year in which such Vesting Date occurs, the Company shall direct its transfer agent to issue to the Grantee the number of shares of Stock equal to the incremental number of Restricted Stock Units that became vested on such Vesting Date in satisfaction of the Award via the Company’s dedicated on-line broker.

(c) Shares of Stock shall be issued and delivered to the Grantee in accordance with Section 3(b) upon compliance to the satisfaction of the Committee (which is the Board or committee thereof responsible for administering the Plan, as described in Section 2 of the Plan) with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Grantee.

(d) Until such time as shares of Stock are issued to the Grantee pursuant to Section 3(b), the Grantee shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.

(e) The Grantee acknowledges and agrees that he may not sell, transfer or otherwise dispose of the Net Number of shares of Stock issued to him pursuant to Section 3(b) for at least one year after the applicable date of issuance, unless such sale, transfer or other disposition is in connection with a Transaction or otherwise approved in advance by the Committee. For purposes hereunder, the “Net Number” means the total number of shares of Stock issued to the Grantee on a particular date pursuant to Section 3(b) minus the number of shares of Stock withheld by the Company (or otherwise sold) in order to satisfy the Grantee’s tax withholding obligations under Section 8 hereunder with respect to the issuance of such shares.

4. Termination of Employment. Except as provided in Sections 2(b) and 2(c) hereof, if the Grantee’s employment by the Company or its subsidiaries is terminated for any reason or under any circumstances, this Award shall no longer vest with respect to any unvested Restricted Stock Units.

5. Effect of Certain Transactions. Subject to Section 2(c) hereof, in the case of a Transaction (as defined in Section 3 of the Plan), the unvested portion of this Award shall be treated as set forth in Section 3 of the Plan.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms used herein shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Transferability. This Award is personal to the Grantee, is non-assignable and is not transferable by Grantee in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Stock to be issued upon the vesting of this Award to the Grantee shall be issued, during the Grantee’s lifetime, only to the Grantee.

8. Tax Withholding. Any issuance of shares of Stock to a Grantee pursuant to this Award shall be subject to applicable tax withholding requirements. The Grantee shall, not later than the date as of which the transfer of shares of Stock pursuant to this Award becomes a taxable event for Federal income tax or other applicable withholding tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, local, non U.S., or other taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding amount to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy such withholding obligation.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award to continue the Grantee in employment and neither the Plan nor this Award shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time, in accordance with applicable law.

10. Non-Competition, Non-Solicitation. As additional consideration for this Award to the Grantee, the Grantee hereby reaffirms his obligation regarding non-competition and non-solicitation under the Employment Agreement.

11. Section 409A of the Code. This Agreement shall be interpreted in such a manner that the Award shall be exempt from the requirements of Section 409A of the Code as a “short-term deferral” as described in Section 409A of the Code.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

13. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the company employing the Grantee (the “Employer”), the Company and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Grantee understands that Data will be transferred to the stock plan service provider selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Grantee the Award or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

14. Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants;

(c) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d) the Award and the Grantee’s participation in the Plan shall not be interpreted as forming an employment contract with the Company;

(e) the Grantee is voluntarily participating in the Plan;

(f) the Award and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(g) the Award and any shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(h) the future value of the shares of Stock underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Grantee’s employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

(k) neither the Employer, the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Grantee pursuant to settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

15. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

16. Language. If the Grantee has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

18. Amendment. Pursuant to Section 18 of the Plan, the Committee may at any time amend or cancel any unvested portion of this Award, but no such action may be taken that adversely affects the Grantee’s rights under hereunder without the Grantee’s consent.

19. Severability. If any provision(s) hereof shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

20. Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

ANSYS, INC.

By:
Name:	James E. Cashman III
Title:	President & CEO

The foregoing Award is hereby accepted and the terms and conditions of this Agreement are hereby agreed to by the undersigned. Electronic acceptance of this Award pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Ajei S. Gopal